Exhibit 99.1
NEWS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY ANNOUNCES ACQUISITION OF SEABOTIX INC.

NORWALK, CT, January 6, 2011 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced the acquisition of all of the outstanding Common Stock of SeaBotix Inc. (“SeaBotix”). SeaBotix, a privately owned company, is a world-wide leader in the design, manufacture and sale of underwater remotely operated vehicle (ROV) systems known under the trade name “Little Benthic Vehicles” (LBVs(™).  The company was established in 2001 and is located in San Diego, California.

SeaBotix LBVs are used for a variety of underwater tasks such as maritime security, search and recovery, aquaculture, scientific research, hydro and nuclear energy applications, forensic investigations, as well as inspections of off-shore oil and gas drilling platforms and pipelines. SeaBotix LBVs are designed for observation and light-duty operations, and can be equipped with a variety of sensors including high definition video cameras, imaging sonar, tracking systems, as well as various tools such as multifunction grabbers and cutting heads. A patented Crawler system offered in certain LBVs is designed to allow for precise and complete underwater ship hull inspections.

The acquisition of SeaBotix is effective as of January 1, 2011 and was funded from Bolt’s existing cash balances. SeaBotix will continue to operate in San Diego as a wholly-owned subsidiary of Bolt.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We are pleased to add SeaBotix to our Company. We believe SeaBotix is well-positioned to capture market share due to the superior quality and versatility of its products. SeaBotix has delivered over 800 LBV systems to over 46 countries and is known for rapid development of customized solutions to meet customer needs.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of   marine seismic acquisition equipment used for offshore exploration for oil and gas. The Company operates in three segments: “Seismic Energy Sources,” “Underwater Cables and Connectors” and “Seismic Energy Source Controllers.” The acquisition of SeaBotix will result in a fourth operating segment.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

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